EXHIBIT 99.1

Emclaire Financial Corp. Reports Significant Earnings Growth in 2010

Announces Annual Meeting Date

EMLENTON, Pa., Feb. 2, 2011 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent company of The Farmers National Bank of Emlenton, reported consolidated net income available to common shareholders of $2.7 million or $1.85 per common share for 2010, compared to $1.1 million or $0.80 per common share for 2009. "We are extremely pleased with our performance in 2010," said Chairman, President and CEO, William C. Marsh. "Our loan and deposit growth, coupled with a stable net interest margin and improvements in operating efficiencies, fueled earnings growth during the year. The Board of Directors, executive management, employees and I are proud of our accomplishments, particularly given the prevailing tepid economic conditions, and look forward to continuing our tradition of sound community banking in 2011." The Corporation realized a return on average assets of 0.64% and a return on average common equity of 8.48% for the year ended December 31, 2010, which compare favorably to 0.37% and 3.97%, respectively, reported for 2009.

Net income available to common shareholders was $485,000 or $0.33 per common share for the quarter ended December 31, 2010, compared to $374,000 or $0.26 per common share for the same period in 2009.

During 2010, total assets increased $14.4 million or 3.1% to $481.9 million at December 31, 2010 from $467.5 million at December 31, 2009. This asset growth was driven by an increase in securities of $20.6 million or 19.6% and an increase in net loans of $13.5 million or 4.6% funded by an increase in customer deposits of $24.3 million or 6.3% and a decrease in cash and equivalents of $19.9 million or 51.2%. The Corporation also reduced borrowed funds by $10.0 million or 25.0% during the year. Mr. Marsh noted, "We were particularly pleased with our ability to expand the loan portfolio in 2010 despite a general overall decline in demand for credit. Although the decrease in demand was met with increased competition from other banks, we were able to offer new and existing customers competitive pricing packages that helped meet their needs and fuel our growth."

Stockholders' equity increased $2.1 million to $39.1 million at December 31, 2010 compared to $37.0 million at December 31, 2009. The Corporation remains well capitalized and is well positioned for continued growth with total stockholders' equity at 8.1% of total assets. Book value and tangible book value per common share amounted to $21.67 and $17.77, respectively, at December 31, 2010. Tangible book value increased $1.45 per common share or 8.9% to $17.77 per common share at December 31, 2010 from $16.32 per common share at December 31, 2009.

FINANCIAL HIGHLIGHTS FOR THE QUARTER AND YEAR END PERIODS

  Net income available to common shareholders was $485,000 for the quarter ended December 31, 2010, increasing $111,000 or 29.7% from $374,000 for the same period last year. For the year ended December 31, 2010, net income available to common shareholders was $2.7 million, up $1.5 million or 133.5% from $1.1 million a year ago. The Corporation's basic earnings per common share were $0.33 and $1.85 for the quarter and year ended December 31, 2010, respectively, compared to $0.26 and $0.80, respectively, for the same periods last year.
  Net interest income improved 11.1% and 15.9% for the quarter and year ended December 31, 2010, respectively, compared to the same periods last year as the Corporation experienced sound loan and securities portfolio growth and maintained a stable net interest margin.
  Commissions on financial services increased $96,000 or 154.8% and $311,000 or 44.4% for the quarter and year ended December 31, 2010, respectively, compared to the same periods in the prior year as the Corporation added two financial service representatives during 2010.
  Assets increased $14.4 million or 3.1% to $481.9 million at December 31, 2010 from $467.5 million at December 31, 2009 as the Corporation's security and loan portfolios experienced solid growth.
  Customer deposits grew $24.3 million or 6.3% to $409.7 million at December 31, 2010 from $385.3 million at December 31, 2009.
  During the year, the Corporation repaid $10.0 million of long-term borrowings to improve capital ratios and the net interest margin.
  The Corporation's asset quality remains stable with nonperforming assets of $7.0 million or 1.45% of totals assets. Classified and criticized assets have decreased $6.0 million or 32.4% to $12.4 million at December 31, 2010 from $18.4 million at December 31, 2009.
  Results for the twelve months ended December 31, 2010 included $975,000 in net security gains and $557,000 in prepayment penalties relating to the early retirement of long term FHLB advances, both of which management considers to be non-recurring. The net pre-tax impact of these items was a $418,000 increase in earnings during the year. This compares to a net pre-tax decrease in earnings of $809,000 realized for the twelve months ended December 31, 2009 for non-recurring items, which included $34,000 of net securities losses and $775,000 of professional fees relating to the Titusville branch acquisition and common stock offering, both of which management considers to be non-recurring.

CONSOLIDATED OPERATING RESULTS OVERVIEW

Net income doubled to $3.1 million in 2010 from $1.5 million in 2009. The increase in earnings can be attributed to a $2.0 million increase in the net interest margin during the year and a $1.4 million increase in noninterest income, which were partially offset by a $1.2 million increase in noninterest expense.

Net interest income increased $2.0 million or 15.9% to $14.8 million in 2010 from $12.8 million a year ago. The increase in net interest income was primarily attributed to an increase in interest earned on loans receivable and securities as the Corporation's growth in each of the respective portfolios outpaced the modest decline in yields. Further contributing to the increase in net interest income, interest expense on deposits decreased by $486,000 or 8.3% as the Corporation's cost of interest bearing deposits decreased 58 basis points to 1.65% in 2010 from 2.23% in 2009. This decrease was a result of the continued low national interest rate environment.

Noninterest income increased $1.4 million or 48.6% to $4.2 million in 2010 from $2.8 million in 2009. Commissions on financial services increased $311,000 or 44.4% to $700,000 in 2010 from $389,000 in 2009 following an expansion of the Corporation's financial service team during the year. Net securities gains increased significantly to $1.0 million in 2010 from a net loss of $34,000 in 2009. Of the 2010 gains, $565,000 related to a capital management strategy whereby the Corporation sold $21.4 million of securities to prepay $10.0 million of long term FHLB advances. These gains were used to offset the $557,000 prepayment penalty associated with the early redemption of the advances. During 2009, the Corporation realized an other than temporary impairment ("OTTI") charge of $898,000 related to the decline in value in certain of the Corporation's equity securities, which consisted of common stock positions held in various smaller local financial institutions.

Noninterest expense increased $1.2 million or 9.5% to $13.8 million in 2010 from $12.6 million in 2009. The increase primarily related to increased compensation, premises and other noninterest costs associated with the Titusville office, which was acquired in the third quarter of 2009, normal compensation increases, increased compensation expense due to the reinstatement of the previously suspended incentive programs, and one-time prepayment fees of $557,000 related to the aforementioned repayment of FHLB long-term borrowings. Also contributing to the increase, intangible amortization related to the Titusville branch acquisition totaled $564,000 in 2010 compared to $203,000 in 2009. Partially offsetting the increase in noninterest expense, professional fees decreased $744,000 or 57.6% to $548,000 in 2010 from $1.3 million in 2009. The Corporation incurred non-recurring professional fees of $376,000 and $399,000 in 2009 relating to the purchase of the Titusville branch office and a common stock offering, respectively.

The provision for loan losses decreased $61,000 or 4.5% to $1.3 million in 2010 from $1.4 million in 2009. At December 31, 2010, delinquent loans totaled $6.7 million, compared to $7.7 million at December 31, 2009. The Corporation continues to maintain sound asset quality as delinquencies and foreclosures continue to decrease and remain below the levels of national and peer averages, however nonperforming assets increased $4.4 million during the quarter due to the deterioration in financial condition of three specific borrowers. See "Consolidated Asset Quality Review" for additional details.

The increase in provision for income taxes in 2010 was due to higher pre-tax income and a higher effective tax rate for 2010. The higher effective tax rate resulted from a decreased portion of pre-tax income having been generated from tax-exempt investment securities and loans.

CONSOLIDATED FINANCIAL CONDITION OVERVIEW

As previously noted, total assets increased $14.4 million or 3.1% to $481.9 million at December 31, 2010 from $467.5 million at December 31, 2009. This asset growth was driven by an increase in securities of $20.6 million or 19.6% and an increase in net loans of $13.5 million or 4.6%. Loans, net of the allowance for loan losses, increased $13.5 million or 4.6% to $306.2 million at December 31, 2010 from $292.6 million at December 31, 2009.

Customer deposits increased $24.3 million or 6.3% to $409.7 million at December 31, 2010 from $385.3 million at December 31, 2009. This growth was primarily attributable to organic deposit growth in the Bank's existing branch offices. In addition to the deposit growth, the Bank realized an improvement in its core deposit ratio, which increased to 64.7% at December 31, 2010 from 57.4% at December 31, 2009.

Stockholders' equity increased $2.1 million to $39.1 million at December 31, 2010 compared to $37.0 million at December 31, 2009. The Corporation remains well capitalized and is well positioned for continued growth with total stockholders' equity at 8.1% of total assets. Book value and tangible book value per common share amounted to $21.67 and $17.77, respectively, at December 31, 2010. Tangible book value per common share increased $1.45 or 8.9% to $17.77 at December 31, 2010 from $16.32 at December 31, 2009.

CONSOLIDATED ASSET QUALITY OVERVIEW

Total nonperforming assets were $7.0 million or 1.45% of total assets at December 31, 2010, compared to $2.6 million or 0.56% of total assets at December 31, 2009. This increase in nonperforming assets was primarily due to the deterioration of three credit relationships.  Although nonperforming assets have increased from December 31, 2009, total classified and criticized assets have declined $6.0 million or 32.4% to $12.4 million at December 31, 2010 from $18.4 million at December 31, 2009. Included in nonperforming assets at December 31, 2010 are three separate credit relationships which were placed on nonaccrual status in the fourth quarter of 2010 due to deterioration in the financial condition of the borrowers, as a result of poor economic conditions, and a general decline in their ability to comply with contractual repayment terms on a timely basis.

The first loan relationship, with an outstanding balance of $2.1 million, consists of a consumer installment loan originated for the purpose of consolidating various personal debts. The loan was originated in April 2006 in the amount of $2.5 million. The loan is adequately secured with real estate collateral, an assigned life insurance policy, and an assignment of patent royalty income. Due to business difficulties and decreased royalty income, the borrower's ability to make timely payments has diminished. The Corporation is pursuing its due recourse and, while the loan is in default, does not currently expect to incur a loss on this loan.

The second loan relationship, with an outstanding balance of $1.3 million, consists of two commercial loans. The loans were originated in October 2003 in the amount of $2.1 million. The loans are secured by real estate, accounts receivable, inventory, and equipment of the borrower. The loan relationship is also supported by the personal guarantees of the principal business owners. The borrower has ceased operations and the principals are in the process of liquidating the assets. The Corporation is working with the principals during the liquidation process and currently expects to be paid in full from the proceeds of the liquidation and the support of the guarantors.

The third loan relationship, with an outstanding balance of $341,000, consists of three commercial loans originated primarily for the purpose of financing retail construction of a residential home. The loans were originated between April 2007 and July 2009, with an aggregate principal advance of $373,000. The loans are secured by a mortgage on the subject property, mortgages on the residence of the principal business owner, and certain equipment. The subject property is substantially complete and the Corporation is pursuing its due recourse against the borrower.

In addition to the aforementioned, a fourth loan relationship having an outstanding balance of $813,000 and consisting of multiple commercial real estate loans was placed on nonaccrual status in the first quarter of 2010. This loan relationship, together with the aforementioned three relationships, comprises $4.5 million or 65.0% of the Corporation's nonperforming assets at December 31, 2010.

In addition to reporting earnings, the Corporation announced that the annual meeting of stockholders will be held on Wednesday, April 27, 2011 at 9:00 a.m. at the main office of Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting is March 1, 2011.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP.
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2010	2009	2010	2009

Interest income	$ 5,437	$ 5,423	$ 21,852	$ 20,334
Interest expense	1,593	1,963	7,069	7,582
Net interest income	3,844	3,460	14,783	12,752
Provision for loan losses	841	290	1,306	1,367
Noninterest income	793	1,178	4,206	2,830
Noninterest expense	3,053	3,845	13,813	12,618
Income before provision for income taxes	743	503	3,870	1,597
Provision for income taxes	160	31	801	58
Net income	583	472	3,069	1,539
Accumulated preferred stock dividends and discount accretion	98	98	393	393
Net income available to common shareholders	$ 485	$ 374	$ 2,676	$ 1,146

Basic and diluted earnings per common share	$0.33	$0.26	$1.85	$0.80
Dividends per common share	$0.14	$0.14	$0.56	$0.74

Return on average assets (1)	0.48%	0.41%	0.64%	0.37%
Return on average equity (1)	5.76%	5.08%	7.85%	4.23%
Return on average common equity (1)	5.88%	5.04%	8.48%	3.97%
Yield on average interest-earning assets	4.91%	5.07%	4.94%	5.32%
Cost of average interest-bearing liabilities	1.46%	1.86%	1.62%	2.03%
Net interest margin	3.52%	3.29%	3.39%	3.39%
Efficiency ratio	60.31%	84.28%	71.07%	76.73%
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(1) Returns are annualized for the three month periods ended December 31, 2010 and 2009.

CONSOLIDATED FINANCIAL CONDITION DATA:		As of		As of
		12/31/2010		12/31/2009

Total assets		$ 481,885		$ 467,526
Cash and equivalents		19,027		38,952
Securities		125,820		105,243
Loans, net		306,152		292,615
Deposits		409,658		385,325
Borrowed funds		30,000		40,000
Common stockholders' equity		31,583		29,516
Stockholders' equity		39,118		37,034

Book value per common share		$21.67		$20.68
Tangible book value per common share		$17.77		$16.32

Net loans to deposits		74.73%		75.94%
Allowance for loan losses to total loans		1.04%		1.08%
Earning assets to total assets		95.95%		95.55%
Stockholders' equity to total assets		8.12%		7.92%
Shares of common stock outstanding		1,457,404		1,431,404
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com